TODD PACIFIC SHIPYARDS CORPORATION ANNOUNCES RESIGNATION OF ITS CHIEF OPERATING OFFICER

THOMAS VAN DAWARK

VIA FACSIMILE	CONTACT: HILARY PICKEREL
Total Pages - 1	SHAREHOLDER RELATIONS
206-623-1635 Ext. 106

SEATTLE, WASHINGTON...July 6, 2006...Todd Pacific Shipyards Corporation, ("Todd" or the "Company"), a wholly owned subsidiary of Todd Shipyards Corporation (NYSE:TOD), announced today that its President and Chief Operating Officer, Thomas Van Dawark has resigned effective immediately. Mr. Van Dawark said that he intends to enjoy more time with his family, provide greater attendance to his community service responsibilities and pursue part time business interests. The responsibilities held by Mr. Van Dawark will be assumed by Stephen G. Welch, currently the Chief Executive Officer of both the Company and its parent Todd Shipyards Corporation. Mr. Van Dawark had served as President and Chief Operating Officer of the Company since June, 2003 and prior to that time was President and CEO of Foss Maritime and its marine subsidiaries.

Todd Pacific Shipyards Corporation performs a substantial amount of repair and maintenance work on commercial and federal government vessels engaged in various seagoing trade activities in the Pacific Northwest and provides new construction and industrial services to a variety of customers. Its customers include the U.S. Navy, the U.S. Coast Guard, NOAA, the Washington State Ferry system and various other commercial and governmental customers. Todd Shipyards Corporation has operated a shipyard in Seattle since 1916.